Exhibit B

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

4/15/2026	Common Stock, par value $0.01 per share		231,067 (1)	$2.0563 (3)
4/15/2026	Common Stock, par value $0.01 per share		84,369 (2)	$2.0563 (3)
4/16/2026	Common Stock, par value $0.01 per share		29,323 (1)	$2.0411 (4)
4/16/2026	Common Stock, par value $0.01 per share		10,707 (2)	$2.0411 (4)
4/17/2026	Common Stock, par value $0.01 per share		255,039 (1)	$2.2939 (5)
4/17/2026	Common Stock, par value $0.01 per share		93,122 (2)	$2.2939 (5)

(1) The reported securities are directly owned by the Fund.

(2) The reported securities are directly owned by other clients of the Investment Adviser.

(3) The price reported is a weighted average price. These Shares were sold in multiple transactions within the range of $2.00 to $2.17. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(4) The price reported is a weighted average price. These Shares were sold in multiple transactions within the range of $2.015 to $2.105. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(5) The price reported is a weighted average price. These Shares were sold in multiple transactions within the range of $2.04 to $2.445. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.